UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Act of 1934

Date of Report (Date of earliest event reported): April 6, 2007

EL CAPITAN PRECIOUS METALS, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-56262	88-0482413
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

14301 North 87th Street, Suite 216 Scottsdale, Arizona	85260
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (480) 607-7093

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement

Pursuant to the election of Kenneth P. Pavlich as Chief Executive Officer and President of El Capitan Precious Metals, Inc. (the "Company") as set forth below under Item 5.02, the Company, Gold and Minerals Co., Inc. and Pavlich Associates, a sole proprietorship of which Mr. Pavlich is the principal, have agreed to terminate that certain El Capitan Project Representation Agreement dated June 21, 2006 (the “Agreement”) by and among such parties. Under the Agreement, Pavlich Associates had agreed to provide certain consulting services in connection with a sale or certain other transactions involving the El Capitan project, at a rate of $125 per hour. In addition, upon completion of a sale or other transaction, Pavlich Associates was to be paid the greater of (i) one-quarter of one percent of the sale price of the El Capitan project (subject to certain conditions and terms as set forth in the Agreement) or (ii) $250,000, subject to a maximum of $3,000,000 (the “Success Payment”). The Agreement had a two-year term, and was terminable upon thirty days written notice of intent to terminate. The Agreement provided for the payment of the Success Payment after termination or expiration of the Agreement in the event a qualifying sale of the El Capitan property occurred within 2 years of such termination or expiration. The parties have agreed to terminate the Agreement effective immediately, including the payment of a Success Payment otherwise arising after the termination date. A copy of the Agreement was previously filed as Exhibit 10.19 to the Company's Registration Statement on Form SB-2/A filed on August 31, 2006.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On April 6, 2007, Mr. Charles Mottley, the Company’s Chief Executive Officer and President, informed the Board of his resignation from the offices of Chief Executive Officer and President of the Company effective April 6, 2007. Mr. Mottley will remain the Company's Board of Directors (the "Board") Chairman of the Board.

On April 6, 2007, the Company appointed Kenneth Pavlich as Chief Executive Officer and President effective upon Mr. Mottley’s resignation. Mr. Pavlich has served as a member of the Board since November 2006, and will continue to serve on the Board. Since 2002, Mr. Pavlich has been the founding and principal officer of Pavlich Associates, which provides consulting services to precious metal, base metal and industrial mineral companies, including the Company. Prior to that time and since 1997, Mr. Pavlich held various senior management positions (including his most recent position as V.P. of Operations) with Oglebay Norton Company. Mr. Pavlich has a Masters Degree in Management and Administrative Science - Finance Concentration from the University of Texas and a B.S. in Mining Engineering (summa cum laude) from the University of Idaho.

The Board further approved the issuance of, and the Company issued to Mr. Pavlich on such date, 250,000 shares of the Company’s common stock in payment of Mr. Pavlich’s compensation for the remainder of calendar year 2007, valued on the date of grant at $0.70 per share.  In the event Mr. Pavlich is terminated for cause or resigns during calendar year 2007, the Company will be entitled to request that he return a pro rata portion of the shares. Additionally, on April 6, 2007, Mr. Pavlich was granted an option to purchase 2,500,000 shares of the Company’s common stock at an exercise price of $0.70 per share (the “Option”), the fair market value of the Company’s stock on the date of grant. The Option shall vest in five equal amounts of 500,000 shares upon the initial occurrence of each of the following events:

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(a)
the earlier to occur of (I) a merger of the Company with Gold and Minerals, Co., Inc. and (II) such time that the average of the closing price of the Company’s common stock over 30 consecutive trading days is at or above $0.75 per share;

(b)
the earlier to occur of (I) the recommencement of drilling on the El Capitan property or (II) such time that the average of the closing price of the Company’s common stock over 30 consecutive trading days is at or above $1.00 per share;

(c)
the earlier to occur of (I) a qualified joint venture or the receipt of financing from a mining operating company or (II) such time that the average of the closing price of the Company’s common stock over 30 consecutive trading days is at or above $1.25 per share;

(d)
the earlier to occur of (I) the listing of the Company’s common stock on a major stock exchange or (II) such time that the average of the closing price of the Company’s common stock over 30 consecutive trading days is at or above $1.50 per share;

(e)
the earlier to occur of (I) the announcement of a resource calculation relating to fire assays completed on the El Capitan property or (II) such time that the average of the closing price of the Company’s common stock over 30 consecutive trading days is at or above $1.75 per share.

With respect to the vesting of the Option, once an individual vesting criteria is achieved relating to the vesting of 500,000 shares of the Option, the Company’s repeated achievement of the same vesting criteria will not result in the vesting of an additional 500,000 shares of the Option. All unvested portions of the option shall vest immediately upon a change in control of the Company.

The Company and Mr. Pavlich anticipate entering into an employment agreement memorializing the above-referenced compensation and setting forth other employment terms agreed upon by the parties. Additionally, the Company and Mr. Pavlich intend to prepare a formal stock option agreement memorializing the terms of the Option, and further establishing other standard terms relating to such Option.

As disclosed above under Item 1.02, the Company was a party to that certain El Capitan Project Representation Agreement with Pavlich Associates and Gold and Minerals Co., Inc., but such agreement has been terminated by the parties. The disclosure under Item 1.02 is incorporated herein by reference.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EL CAPITAN PRECIOUS METALS, INC.

Date: April 12, 2007	By:	/s/ Stephen J. Antol
Stephen J. Antol
Chief Financial Officer

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